Exhibit 3.2
COLE RETAIL PROPERTY TRUST, INC.
ARTICLES OF AMENDMENT
     Cole Retail Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Article SECOND of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:
Cole Advisor Retail Income REIT, Inc.
     SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.
     THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President, and attested to by its Executive Vice President and Secretary this 21st day of September, 2010.

ATTEST:			COLE RETAIL PROPERTY TRUST, INC.

By:	/s/ Richard R. Lavin		By:	/s/ Christopher H. Cole
	Name:	Richard R. Lavin		Name:	Christopher H. Cole
	Title:	Executive Vice President and Secretary		Title:	Chief Executive Officer and President